Exhibit 4.6

EDGEWATER TECHNOLOGY, INC.
STAY BONUS AGREEMENT

        This Stay Bonus Agreement (this “Agreement”), dated as of December 22, 2017, is by and between Edgewater Technology, Inc. (the “Company”) and Russell Smith (“Recipient”).
        WHEREAS, in an effort to incentivize Recipient and to retain Recipient’s services with the Company and its Subsidiaries (collectively, the “Company Group”) through certain specified dates and events, the Company wishes to enter into this Agreement and provide for the payment of a Stay Bonus (defined below), subject to all of the terms and conditions set forth herein.
        NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to the following:
1.Definitions; Interpretation. Capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in the Edgewater Technology, Inc. 2017 Omnibus Incentive Plan. Recipient agrees that any dispute or disagreement that may arise in connection with this Agreement shall be resolved by the Administrator, in its sole discretion, and that any interpretation by the Administrator of the terms of this Agreement and any determination made by the Administrator under this Agreement may be made in the sole discretion of the Administrator and shall be final, binding, and conclusive.
2.Stay Bonus.
(a) Bonus. Recipient shall be eligible to receive either (but not both of) the Sale Bonus or the Retention Bonus (collectively referred to herein as the “Stay Bonus”), subject to Recipient’s continued employment through the specified dates.

i. Subject to the conditions set forth herein, in the event a Sale Event is consummated on or before March 31, 2018 (a “Qualifying Sale Event”), Recipient shall receive an aggregate cash payment in an aggregate amount equal to $450,000 (the “Sale Bonus”). The Sale Bonus shall be paid to Recipient as follows: (A) 50% of the Sale Bonus shall be paid to Recipient within 30 days following the date of consummation of the Qualifying Sale Event, subject to Recipient’s continued employment with the Company Group through such date; and (B) 50% of the Sale Bonus shall be paid to Recipient within 30 days following the one-year anniversary of the date of consummation of the Qualifying Sale Event (the “Anniversary Date”), subject to Recipient’s continued employment with the Company Group (or its successor) through such Anniversary Date.

ii. Subject to the conditions set forth herein, in the event a Qualifying Sale Event is not consummated, Recipient shall receive an aggregate cash payment in an amount equal to $225,000 (the “Retention Bonus”). The Retention Bonus shall be paid to Recipient within 30 days following March 31, 2018 (the “Retention Date”), subject to Recipient’s continued employment with the Company Group through the Retention Date.

iii. For purposes hereof, “Sale Event” shall mean the earlier to occur of (A) a Corporate Transaction (other than a sale of all or substantially all of the Company’s assets) or (B) a sale, divestiture or other disposition of the Company’s Fullscope division, whether by a disposition of the equity of the applicable Subsidiary or the disposition of all or substantially all of the assets of such division.

(b)  Employment. Notwithstanding the provisions of Section 2(a) hereof, in the event of Recipient’s termination of employment prior to the Retention Date by the Company Group without Cause and other than as a result of Recipient’s death or Disability, (i) Recipient shall be entitled to receive payment of the full amount of the Retention Bonus as of the date of such termination, payable within 30 days following the date of termination of employment and (ii) Recipient shall forfeit all rights to the Sale Bonus; provided that in the event such termination of employment occurs following the consummation of a Qualifying Sale Event but prior to the Anniversary Date, Recipient shall be entitled to receive payment of the unpaid portion of the Sale Bonus. For the sake of clarity, any voluntary termination of employment by Recipient, or any termination of employment following Recipient’s provision of a notice of termination of employment, shall not be treated as a termination by the Company Group without Cause for purposes of this Agreement. Subject to the first sentence of this Section 2(b) hereof, in the event of Recipient’s termination of employment with the Company Group for any reason (or no reason) prior to the Retention Date (or, if applicable, the Anniversary Date), Recipient shall forfeit Recipient’s right to receive such unpaid portion of the Stay Bonus hereunder.

(c) Divestiture. Notwithstanding any other provision of this Agreement to the contrary, the termination of Recipient’s employment with the Company Group in connection with a Sale Event or other sale, divestiture or other disposition of a Subsidiary or “Division” (as hereinafter defined) (or part thereof) (a “Divestiture”) shall not be deemed to be a termination of employment of Recipient for purposes of this Agreement. “Division” shall mean a business unit or other substantial business operation within the Company Group that is operated as a separate profit center, which may or may not be maintained by the Company as a separate legal entity.

(d) Tax Withholding. Payment of the Stay Bonus hereunder shall be subject to all applicable income and employment taxes and any other amounts that the Company Group is required by any applicable law to deduct and withhold therefrom.

3.Conditions to Payment of Stay Bonus.
(a) Cooperation; Compliance. As a condition to receiving the Stay Bonus, the Recipient shall be required to actively and satisfactorily cooperate and consult with and provide all reasonable assistance to the Company Group and any of their officers, employees or representatives through each applicable payment date, as reasonably determined by the Company, including actively and satisfactorily cooperating and participating in any sale process undertaken by the Company Group. Further, as a condition to receiving the Stay Bonus, Recipient must be in continued compliance with the terms of this Agreement, including, without limitation, Section 5 and Section 6 hereof.

(b) General Release. Payment of the Stay Bonus to Recipient shall be conditioned upon Recipient’s execution of a general release of claims upon the Retention Date or, if earlier, the date of consummation of a Qualifying Sale Event substantially in the form set forth on Exhibit A attached hereto (the “Release”). In the event Recipient does not timely sign the Release or revokes the Release within the time period specified in the Release, Recipient will forfeit Recipient’s rights to the Stay Bonus and, if applicable, Recipient will be required to immediately repay any portion of the Stay Bonus previously paid. Recipient acknowledges and agrees that Recipient shall consider the terms of the Release from the date of execution of this Agreement through the Retention Date or Qualifying Sale Event, as applicable; provided that Recipient shall have at least 21 days to consider the Release.

(c) Expiration. Notwithstanding any other provisions herein to the contrary, except as expressly set forth in Section 2(b) hereof, in the event of Recipient’s termination of employment with the Company Group, Section 2 of this Agreement shall expire automatically as of the date of termination of employment, and thereafter, all of Recipient’s rights under Section 2 of this Agreement shall become null and void and without any further legal force or effect whatsoever. Further, in the event a Qualifying Sale Event does not occur, Recipient shall immediately forfeit all rights to the Sale Bonus as of the close of business on March 31, 2018.

4.Unfunded Arrangement. The Stay Bonus hereunder shall not be deemed to create a trust or other funded arrangement. Recipient’s rights with respect to the Stay Bonus shall be those of a general unsecured creditor with respect to any applicable payor hereunder, and under no circumstances shall Recipient have any other interest in any assets of the Company Group by virtue of the award of the Stay Bonus.
5.Confidentiality. During the course of Recipient’s employment and service with the Company Group, Recipient will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company Group (or any of their respective predecessors, successors or permitted assigns), including, without limitation, any such information relating to or concerning a Sale Event, finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, prospective customers, suppliers, vendors, partners and/or competitors. Recipient agrees that Recipient shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Recipient’s assigned duties and for the benefit of the Company Group any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company Group’s part to maintain the confidentiality of such information, and to use such information only for certain limited purposes strictly for the benefit of the Company Group. The restrictions on the disclosure of Confidential Information set forth in this Section 5 shall apply during the period of Recipient’s employment and service with the Company Group and for the five year period thereafter; provided to the extent that such information is a “trade secret” as that term is defined under a state or federal law, this subparagraph is not intended to, and does not, limit the Company Group’s rights or remedies thereunder, and the time period for prohibition on disclosure or use of such information is until such information becomes generally known to the public through the act of one who has the right to disclose such information without violating any legal right or privilege of the Company Group. Further, the terms and conditions of this Agreement shall remain strictly confidential, and Recipient hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or, solely for the purpose of disclosing the limitations on Recipient’s conduct imposed by the provisions of this Agreement, prospective future employers who, in each case, agree to keep such information confidential. Recipient further agrees that Recipient will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Recipient has an obligation of confidentiality, and will not bring onto the premises of the Company Group any unpublished documents, intangibles or any property belonging to any former employer or any other person to whom Recipient has an obligation of confidentiality unless consented to in writing by the former employer or other person. Nothing in this Agreement shall prohibit or impede Recipient from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Recipient understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Recipient understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Recipient be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company Group without prior written consent of the Company’s Chief Executive Officer or other officer designated by the Company.
6.Restrictive Covenants. Recipient agrees that to preserve the confidentiality of the Confidential Information, to prevent the theft or misuse of the Confidential Information, to protect the Company Group’s relationships with both its potential and existing customers, to protect the Company Group’s goodwill, and to protect the Company Group from improper or unfair competition, Recipient will not, directly or indirectly:
(a) Non-Competition. During Recipient’s employment with the Company Group and for a period of 12 months following the termination of Recipient’s employment, for any reason, whether such termination is voluntary or involuntary, Recipient shall not participate in the ownership or control of, act as an employee, agent, or contractor of, or provide any services to, or for, any business that is engaged in the Restricted Business within any state of the United States in which Recipient had any responsibility, or conducted any business, on behalf of the Company’s Fullscope Division in the three years prior to Recipient’s termination of employment with the Company Group; provided that the Company agrees that Recipient may own up to 2% of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934. The “Restricted Business” shall mean the business of selling, marketing or providing business or information technology consulting services which are competitive with the services provided by the Company’s Fullscope Division. In consideration for the covenant in this Section 6(a) , upon a termination of Recipient’s employment with the Company Group for any reason other than a termination by the Company Group for Cause, the Company Group shall: (i) continue to pay to Recipient his base salary in effect as of such employment termination (exclusive of any bonus or benefits) during the 12-month restrictive covenant period following the date of such employment termination, payable in equal installments over such 12month period in accordance with the Company Group’s normal payroll practices; and (ii) subject to Recipient’s timely election of continuation coverage, continue to provide health insurance coverage for Recipient under the applicable insurance plan of the Company Group, subject to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for a cost to Recipient equal to the monthly premium being paid by Recipient at the time of employment termination (with the Company paying the balance of such cost) until the earliest of (A) the expiration of the 12-month restrictive covenant period, (B) Recipient obtaining other employment with an employer that offers group health insurance benefits in which Recipient is eligible to participate or (C) the date Recipient ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event of a violation by Recipient of this Agreement, including, without limitation, this Section 6(a), any amounts being paid to Recipient under this Section 6(a) or otherwise shall immediately cease, and any amounts previously paid to Recipient under this Section 6(a) shall be immediately repaid to the Company. For the sake of clarity, in the event Recipient violates this Section 6(a), the Company shall have the right to cease making the payments and providing the benefits set forth hereunder, but Recipient shall remain subject to the covenants set forth in this Section 6(a).
(b) Non-Solicitation of Employees. During Recipient’s employment with the Company Group and for a period of 24 months following the termination of Recipient’s employment, for any reason, whether such termination is voluntary or involuntary, solicit, divert, or attempt to solicit or divert, from the Company Group any employee or any person providing services to, or on behalf of, the Company Group, or influence any such person to no longer serve as an employee or provide services to, or for, the Company Group.
(c) Non-Solicitation of Customers or Potential Customers. During Recipient’s employment with the Company Group and for a period of 24 months following the termination of Recipient’s employment, for any reason, whether such termination is voluntary or involuntary, solicit, divert, or attempt to solicit or divert from the Company’s Fullscope Division, any work or business related to the business of the Company’s Fullscope Division, or otherwise related to any activity that is competitive with the Company’s Fullscope Division, from any customer or potential customer of the Company’s Fullscope Division for either the Recipient or any other entity that may employ, engage or associate with the Recipient in any fashion. For purposes of applying the covenant in this Section 6(c) after the termination of Recipient’s employment, a “customer” of the Company’s Fullscope Division is any customer to whom Company’s Fullscope Division has sold products or rendered services at any time during the two year period preceding the date of employment termination. For purposes of this Section 6(c) only, Recipient will not be deemed to have violated this Section 6(c) in the event Recipient becomes employed, engaged or associated with another entity that conducts business with a customer or potential customer of the Company’s Fullscope Division provided Recipient does not have any direct or indirect interaction with such customer or potential customer in violation of this Section 6(c). Recipient shall, no later than the date of termination with the Company Group, whether voluntary or involuntary, inform the Company Group of any known prospective business opportunities.
(d) Non-Work with Customers or Potential Customers. During Recipient’s employment with the Company Group and for a period of 24 months following the termination of Recipient’s employment, for any reason, whether such termination is voluntary or involuntary, manage, operate, be connected with, employed by, sell goods to, or perform services for, or on behalf of, in any manner, any customer or potential customer, of the Company’s Fullscope Division either on Recipient’s behalf or on behalf of any other entity that may employ, engage or associate with the Recipient in any fashion except with the written consent of the Company (which the Company agrees shall not be unreasonably withheld). For purposes of applying the covenant in this Section 6(d) after the termination of Recipient’s employment, a “customer” of the Company’s Fullscope Division is any customer to whom Company’s Fullscope Division has sold products or rendered services at any time during the two year period preceding the date of employment termination.
(e) Non-Interference with Vendors. During Recipient’s employment with the Company Group and for a period of 24 months following the termination of Recipient’s employment, for any reason, whether such termination is voluntary or involuntary, interfere, or seek to interfere, with the continuance of supplies to the Company Group (or the terms relating to such supplies) from any vendors which supplied goods or services to the Company Group.
(f) General Release. Payment of the consideration contemplated in Section 6(a) hereof to Recipient shall be conditioned upon Recipient’s execution of the Release. In the event Recipient does not timely sign the Release or revokes the Release within the time period specified in the Release, Recipient will forfeit Recipient’s rights to the consideration contemplated in Section 6(a) hereof and, if applicable, Recipient will be required to immediately repay any portion of the consideration contemplated in Section 6(a) hereof previously paid. Recipient acknowledges and agrees that Recipient shall consider the terms of the Release from the date of execution of this Agreement through the date of Recipient’s termination of employment with the Company Group; provided that Recipient shall have at least 21 days to consider the Release.

7.Non-Disparagement. Subject to Section 11 hereof, Recipient agrees not to make negative comments or otherwise disparage the Company Group or any of its products or services. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
8.Inventions. Recipient acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship (“Inventions”) and all underlying rights therein in all forms of media now known or later devised, whether or not patentable or copyrightable, (a) that relate to Recipient’s work with the Company Group, made or conceived by Recipient, solely or jointly with others, during the period of Recipient’s employment and service with the Company Group, or (b) suggested by any work that Recipient performs in connection with the Company Group, either while performing Recipient’s duties with the Company Group or on Recipient’s own time, shall belong exclusively to the Company (or its designee), whether or not patent or copyright applications are filed thereon. Recipient hereby irrevocably conveys, transfers and assigns to the Company the Inventions and all patents and copyrights (and all renewals, revivals and extensions thereof) that may issue thereon in any and all countries, whether during or subsequent to the period of Recipient’s employment and service with the Company Group, together with the right to file, in Recipient’s name or in the name of the Company (or its designee), applications for patents, copyrights, and equivalent rights (the “Applications”). The Inventions shall also be deemed Works for Hire, as that term is defined under the copyright laws of the United States, on behalf of the Company Group. Recipient will, at any time during and subsequent to the period of Recipient’s employment and service with the Company Group, and at the Company Group’s expense, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be reasonably requested from time to time by the Company Group with respect to the Inventions. Recipient will also execute assignments to the Company (or its designee) of the Applications, and give the Company Group and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to Recipient from the Company Group. If the Company Group is unable for any other reason to secure Recipient’s signature on any document for this purpose, then Recipient hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Recipient’s agent and attorney in fact, to act for and in Recipient’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing. In addition, Recipient hereby waives any so-called “moral rights” with respect to the Inventions. The provisions of this Section 8 shall not apply to an Invention for which no equipment, supplies, facility, or trade secret information of the Company Group was used and which was developed entirely on Recipient’s own time, unless (i) the Invention relates (A) to the business of the Company Group, or (B) to the Company Group’s actual or demonstrably anticipated research or development, or (ii) the Invention results from any work performed by Recipient for the Company Group.
9.Return of Property. On the date of Recipient’s termination of employment with the Company Group for any reason (or at any time prior thereto at the Company Group’s request), Recipient shall return all Confidential Information or other property belonging to the Company Group (including, but not limited to, any Company Group-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company Group). Upon termination of Recipient’s employment for any reason, Recipient will promptly remove from any social media accounts Recipient maintains reference to purport that employment with the Company Group is current.

10.Reasonableness. In signing this Agreement, Recipient has carefully read and considered all of the terms and conditions of this Agreement. Recipient agrees that these restraints are necessary for the reasonable and proper protection of the Company Group and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Recipient from obtaining other suitable employment during the period in which Recipient is bound by the restraints. Recipient acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company Group and that Recipient has sufficient assets and skills to provide a livelihood while such covenants remain in force. Recipient hereby covenants that Recipient will not challenge the reasonableness or enforceability of any of the covenants set forth in this Agreement. Recipient will reimburse the Company Group for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Agreement if the Company Group prevails on any matter in such dispute. It is also agreed that each member of the Company Group will have the right to enforce all of Recipient’s obligations to that member under this Agreement and shall be third party beneficiaries hereunder. Recipient acknowledges and agrees that the restrictive covenants set forth in this Agreement are independent covenants and shall be in addition to, and shall not supersede or be deemed to be in lieu of, any restrictive covenants set forth in any other agreement between Recipient and the Company Group. Without limiting the remaining provisions of this Agreement, the “Company Group” shall include the respective predecessors and successors of each member of the Company Group, including, without limitation, a successor Subsidiary or Division in connection with a Divestiture or Sale Event.
11.Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Agreement is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state. This Agreement does not, in any way, restrict or impede Recipient from exercising Recipient’s rights under Section 7 of the National Labor Relations Act or exercising other protected rights to the extent that such rights cannot be waived by agreement. In the event of any violation of the provisions of this Agreement, Recipient acknowledges and agrees that the post-termination restrictions contained in this Agreement shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
12.Remedies. Recipient acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, Recipient agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company Group shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.
13.At-Will Employment; No Right to Continued Employment. Recipient acknowledges and agrees that Recipient’s employment with the Company Group is and shall remain “at-will” and Recipient’s employment with the Company Group may be terminated at any time and for any reason (or no reason) by Recipient or the Company Group, with or without notice. Nothing in this Agreement shall confer upon Recipient any right to continued employment with the Company Group (or its respective successors) or to interfere in any way with the right of the Company Group (or its respective successors) to terminate Recipient’s employment at any time.

14.Other Benefits. The Stay Bonus is a special incentive payment to Recipient and shall not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive pension, retirement, insurance or other employee benefit plan of the Company Group, unless such plan or agreement expressly provides otherwise.
15.Code Section 280G. If any payment or benefit Recipient would receive pursuant to this Agreement or otherwise, including, without limitation, accelerated vesting of any equity compensation (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (ii) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Recipient’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reduced before any stock option or stock appreciation rights are reduced; and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. Any good faith determinations by the Company (or its accountants) under this Section 15 shall be final, binding and conclusive upon the Company Group and Recipient.
16.Section 409A Compliance. Although the Company Group does not guarantee the tax treatment of any payment hereunder, the intent of the parties is that payments under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith. In no event whatsoever shall the Company Group be liable for any additional tax, interest or penalty that may be imposed on Recipient by Code Section 409A or damages for failing to comply with Code Section 409A. Recipient’s right to receive installment payments pursuant to the Agreement shall be treated as a right to receive a series of separate and distinct payments.
17.Governing Law; Venue. This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the relationship of the parties shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Massachusetts or the United States District Court for the District of Massachusetts and the appellate courts having jurisdiction of appeals in such courts.

18.Severability. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.
19.Non-Assignment; Successors. This Agreement is personal to each of the parties hereto. Except as provided in this Section 19, no party may assign or delegate any rights or obligations hereunder without first obtaining the advanced written consent of the other parties hereto. Any purported assignment or delegation by Recipient in violation of the foregoing shall be null and void ab initio and of no force and effect. The Company may assign this Agreement to a person or entity that is an affiliate of the Company or to any successor to all or substantially all of the business and/or assets of the Company or any member of the Company Group. “Company” shall mean the Company and any successor to its business and/or assets.
20.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
21.No Obligation; Company Discretion. No provision of this Agreement shall be interpreted to impose an obligation on the Company Group to accept, agree to or otherwise consummate a Sale Event. The decision to consummate a Sale Event, and all terms and conditions of such transaction, including the amount, timing and form of consideration to be provided in connection therewith, shall be within the sole and absolute discretion of the Company.
22.No Third Party Beneficiaries. Except as expressly provided herein, no term or provision of this Agreement is intended to be, or shall be, for the benefit of any person not a party hereto, and no such other person shall have any right or cause of action hereunder.
23.Entire Agreement; Amendment. This Agreement constitutes the entire agreement by Recipient and the Company with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between Recipient and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by Recipient and the Company.
[Remainder of Page Intentionally Left Blank]

        EXECUTED as of the date first written above.

RECIPIENT:

By:	/s/ Russell Smith
Name:	Russell Smith

COMPANY: Edgewater Technology, Inc.

By:	/s/ Jeffrey L. Rutherford
Name: Title:	Jeffrey L. Rutherford, Interim President and Chief Executive Officer

EXHIBIT A
GENERAL RELEASE
I, Russell Smith (“Recipient”), in consideration of and subject to the performance by Edgewater Technology, Inc. (together with its subsidiaries, the “Company”), of its obligations under the Stay Bonus Agreement, dated December 22, 2017 (the “Agreement”), do hereby release and forever discharge (the “General Release”) as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided herein (this “Release Agreement”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.
1.Recipient understands that the additional payments or benefits paid or granted to Recipient under the Agreement represent, in part, consideration for signing this Release Agreement and are not salary, wages or benefits to which Recipient was already entitled. Recipient understands and agrees that Recipient will not receive certain of the payments and benefits specified in the Agreement unless Recipient executes this Release Agreement and does not revoke this Release Agreement within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.
2.Except as provided in paragraphs 2 and 3 below and except for the provisions of the Agreement which expressly survive the termination of Recipient’s employment with the Company, Recipient knowingly and voluntarily (for Recipient, Recipient’s heirs, executors, administrators and assigns) releases and forever discharges the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which Recipient, Recipient’s spouse, or any of Recipient’s heirs, executors, administrators or assigns, may have, which arise out of or are connected with Recipient’s employment with the Company (including, but not limited to, any allegation, claim or violation, arising under the following (to the maximum extent permitted by applicable law): Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters). Recipient represents that Recipient has made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by this paragraphs. Recipient understands and agrees that this General Release does not waive or release any rights or claims that Recipient may have under the Age Discrimination in Employment Act of 1967 that arise after the date Recipient executes this General Release.
3.Recipient hereby waives all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties, respectively, of any kind whatsoever in respect of any claim released hereunder. Notwithstanding the above, Recipient further acknowledges that Recipient is not waiving and is not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that Recipient disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.
4.In signing this Release Agreement, Recipient acknowledges and intends that it shall be effective as a bar to each and every one of the claims released hereunder. Recipient expressly consents that this Release Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated claims), if any, as well as those relating to any other
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claims hereinabove mentioned or implied. Recipient hereby waives any right, claim or cause of action that might arise as a result of any different or additional claims or facts of which Recipient may become aware and Recipient hereby expressly waives any and all rights and benefits confirmed upon Recipient by the provisions of California Civil Code Section 1542, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Being aware of such provisions of law, Recipient agrees to expressly waive any rights Recipient may have thereunder, as well as under any other statute or common law principles of similar effect. Recipient further agrees that in the event Recipient should bring a claim seeking damages related to a claim released above, this Release Agreement shall serve as a complete defense to such claims to the maximum extent permitted by law. Notwithstanding anything in this Release Agreement to the contrary, this Release Agreement shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach of the Agreement after the date hereof.
5.Whenever possible, each provision of this Release Agreement shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this Release Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Release Agreement shall be governed by the laws of the State of Delaware, without regard for choice-of-law provisions.
BY SIGNING THIS RELEASE AGREEMENT, RECIPIENT REPRESENTS AND AGREES THAT: (1) RECIPIENT HAS READ IT CAREFULLY; (2) RECIPIENT UNDERSTANDS ALL OF ITS TERMS AND KNOWS THAT RECIPIENT IS GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED; (3) RECIPIENT HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND RECIPIENT HAS DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, RECIPIENT HAS CHOSEN NOT TO DO SO OF RECIPIENT’S OWN VOLITION; (4) RECIPIENT HAS HAD AT LEAST 21 DAYS FROM THE DATE OF RECIPIENT’S RECEIPT OF THIS RELEASE TO CONSIDER IT; (5) RECIPIENT UNDERSTANDS THAT RECIPIENT HAS SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED (THE “RELEASE EFFECTIVE DATE”); (6) ON THE RELEASE EFFECTIVE DATE, THIS RELEASE AGREEMENT SHALL BE EFFECTIVE AND ENFORCEABLE, UNLESS PREVIOUSLY REVOKED IN WRITING BY RECIPIENT; (7) RECIPIENT HAS SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE RECIPIENT WITH RESPECT TO IT; AND (8) RECIPIENT AGREES THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY RECIPIENT.
6.To revoke this Release Agreement, Recipient must provide a written notice of revocation to the Company’s Human Resources Department on or before the end of the Release Effective Date.

RECIPIENT

Signed:	/s/ Russell Smith	Dated:	December 22, 2017
Name:	Russell Smith
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